Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

For more information, contact:
Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS FISCAL 2013

SECOND QUARTER RESULTS

Operating Income Margins Improved in All
Segments in Second Quarter

Raises Fiscal 2013 Adjusted EPS Estimate Range to $2.90 to $3.15

OSHKOSH, WI – (April 30, 2013) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2013 second quarter net income of $85.4 million, or $0.96 per diluted share, compared to $42.8 million, or $0.47 per diluted share, in the second quarter of fiscal 2012. All results are for continuing operations attributable to Oshkosh Corporation, unless stated otherwise.

Consolidated net sales in the second quarter of fiscal 2013 were $1.98 billion, a decline of 3.8 percent compared to the prior year second quarter. Higher sales in all non-defense segments were not sufficient to offset an expected decline in defense segment sales.

Consolidated operating income in the second quarter of fiscal 2013 was $134.6 million, or 6.8 percent of sales, compared to $84.1 million, or 4.1 percent of sales, in the prior year second quarter. Operating income margins improved in the second quarter of fiscal 2013 as a result of improved pricing, higher margins associated with international sales of MRAP All-Terrain Vehicles (M-ATVs) and operational efficiencies.

“The Oshkosh team executed well in our second fiscal quarter. All four of our business segments delivered improved operating income margins compared to the prior year quarter, resulting in a more than doubling of our diluted earnings per share to $0.96,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “Our access equipment segment continued to benefit from replacement driven demand and improved pricing, while concrete placement product sales in the commercial segment reached the highest level of quarterly sales in nearly five years, benefitting mainly from improvements in the domestic housing market.

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

“We are focusing our energy on disciplined execution of our MOVE strategy. Each segment is making sound progress optimizing its cost structure to deliver on our margin improvement targets. We seek to delight our customers and shareholders as we continue the company-wide roll out of MOVE related initiatives.

“The strong results we are reporting today enable us to raise our expectations for adjusted earnings per share for fiscal 2013 to a range of $2.90 to $3.151. We are confident in the abilities of our employees and business partners as we work toward successfully achieving our fiscal 2015 earnings per share goal of $4.00 to $4.50,” added Szews.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment – Access equipment segment sales increased 7.5 percent to $817.4 million for the second quarter of fiscal 2013 compared to the prior year second quarter. The increase was principally the result of higher replacement demand for telehandlers in North America, the realization of previously announced price increases and higher aftermarket parts & service sales, offset in part by lower unit sales volume in Australia, due to a pause in purchases by a major customer and a slowdown in mining and energy activity.

In the second quarter of fiscal 2013, access equipment segment operating income increased 38.9 percent to $95.0 million, or 11.6 percent of sales, compared to prior year second quarter operating income of $68.4 million, or 9.0 percent of sales. The increase in operating income was primarily the result of the realization of previously announced price increases, higher telehandler unit sales volume and benefits from MOVE initiatives, offset in part by lower unit sales volume in Australia.

Defense – Defense segment sales decreased 16.2 percent to $827.6 million for the second quarter of fiscal 2013 compared to the prior year second quarter. The decrease in sales was primarily due to expected lower M-ATV aftermarket parts & service sales and lower Family of Medium Tactical Vehicles unit sales, offset in part by higher international M-ATV sales.

In the second quarter of fiscal 2013, defense segment operating income increased 59.7 percent to $67.0 million, or 8.1 percent of sales, compared to prior year second quarter operating income of $41.9 million, or 4.2 percent of sales. The increase in operating income was largely due to a favorable product mix that included a large percentage of international M-ATV sales, improved operational efficiencies and lower new product development spending, offset in part by lower truck sales volumes to the U.S. Department of Defense (DoD). In addition, the second quarter of fiscal 2013 included net charges of $1.4 million related to workforce reductions.

Fire & Emergency – Fire & emergency segment sales for the second quarter of fiscal 2013 increased 3.3 percent to $174.0 million compared to the prior year quarter. The increase in sales primarily reflected an improved product mix as a result of the sale of a higher percentage of units built on custom chassis, which have higher prices than units built on commercial chassis, and the realization of previously announced price increases, offset in part by lower unit sales volumes. The second quarter of the prior year included the delivery of 42 Rapid Intervention Vehicles under a contract with the United States Air Force.

1 This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

The fire & emergency segment reported operating income of $2.7 million, or 1.6 percent of sales, for the second quarter of fiscal 2013 compared to an operating loss of $3.0 million, or 1.8 percent of sales, in the prior year quarter. Operating results for the second quarter of fiscal 2013 were positively impacted by improved price realization and lower operating expenses, offset in part by lower absorption as a result of the lower unit sales volumes.

Commercial – Commercial segment sales increased 10.6 percent to $185.5 million in the second quarter of fiscal 2013 compared to the prior year quarter. The increase in sales was primarily attributable to higher concrete placement products volume as a result of increased demand in the concrete mixer market and improved aftermarket parts & service sales, offset in part by lower refuse collection vehicle volume.

In the second quarter of fiscal 2013, commercial segment operating income increased 97.8 percent to $7.6 million, or 4.1 percent of sales, compared to $3.9 million, or 2.3 percent of sales, in the prior year quarter. The increase in operating income was primarily a result of higher sales volume.

Corporate – Corporate operating expenses increased $10.9 million to $37.9 million for the second quarter of fiscal 2013, compared to the prior year quarter. The increase in corporate expenses in the second quarter of fiscal 2013 compared to the second quarter of fiscal 2012 was related to higher share-based compensation expense, largely as a result of the impact of an increase in the Company’s share price on variable share-based compensation, as well as higher information technology spending. Results for the second quarter of the prior year also included pre-tax costs of $3.6 million incurred in connection with a proxy contest.

Interest Expense Net of Interest Income – Interest expense net of interest income decreased $2.7 million to $14.7 million in the second quarter of fiscal 2013 compared to the prior year quarter as a result of lower interest rates, lower average debt outstanding and the recognition of interest on a note receivable from a customer. In the second quarter of fiscal 2013, the Company recognized $1.3 million of interest income upon receipt of payment on the note receivable.

Provision for Income Taxes — The Company recorded income tax expense of $34.8 million in the second quarter of fiscal 2013, or 29.0 percent of pre-tax income, compared to 35.8 percent of pre-tax income in the prior year quarter. In the second quarter of fiscal 2013, the Company recorded a $4.6 million benefit related to the reinstatement of the U.S. research & development income tax credit and reported lower foreign income taxes.

Six-month Results

The Company reported net sales for the first six months of fiscal 2013 of $3.73 billion and net income of $131.4 million, or $1.46 per share. This compares with net sales of $3.93 billion and net income of $84.2 million, or $0.92 per share, in the first six months of the prior year. Adjusted results for the first six months of fiscal 2013 were $141.81 million, or $1.571 per share, as compared to $80.81 million, or $0.891 per share, in the first six months of fiscal 2012. The increase in adjusted results in the first six months of fiscal 2013 was largely attributable to higher sales and improved performance in the Company’s access equipment and fire & emergency segments, offset in part by higher share-based compensation expense in the first six months of fiscal 2013, in part as a result of the impact of an increase in the Company’s share price on variable share-based compensation.

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

Fiscal 2013 Expectations

As a result of its second fiscal quarter results and the Company’s outlook for the remainder of the fiscal year, the Company is increasing its outlook range for full-year fiscal 2013 adjusted earnings from continuing operations to $2.90 - $3.151 per share. This estimate excludes $0.11 per share net of tax costs incurred in the first quarter of fiscal 2013 related to the tender offer for the Company’s common stock and threatened proxy contest.

Conference Call

The Company will comment on its fiscal 2013 second quarter earnings and its full-year fiscal 2013 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, especially in the current environment where there are conflicting signs regarding the global economic outlook and the ability of the U.S. government to resolve budgetary and debt issues; the expected level and timing of the DoD procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of the significant projected decrease in sales levels in the defense segment; the Company’s ability to comply with laws and regulations applicable to U.S. government contractors; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; the duration of the ongoing global economic weakness, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, commercial, fire & emergency and military vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide in businesses where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Net sales	$1,984.4	$2,062.3	$3,734.2	$3,930.8
Cost of sales	1,681.0	1,818.2	3,184.8	3,461.8
Gross income	303.4	244.1	549.4	469.0

Operating expenses:
Selling, general and administrative	154.3	145.4	305.6	276.5
Amortization of purchased intangibles	14.5	14.6	28.9	29.3
Total operating expenses	168.8	160.0	334.5	305.8
Operating income	134.6	84.1	214.9	163.2

Other income (expense):
Interest expense	(16.4)	(18.0)	(32.8)	(38.5)
Interest income	1.7	0.6	4.2	1.2
Miscellaneous, net	0.1	1.3	0.4	(4.3)
Income from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	120.0	68.0	186.7	121.6
Provision for income taxes	34.8	24.4	55.8	36.8
Income from continuing operations before equity in earnings of unconsolidated affiliates	85.2	43.6	130.9	84.8
Equity in earnings of unconsolidated affiliates	0.7	-	1.3	0.7
Income from continuing operations, net of tax	85.9	43.6	132.2	85.5
Income (loss) from discontinued operations, net of tax	0.6	(5.6)	0.8	(8.2)
Net income	86.5	38.0	133.0	77.3
Net income attributable to noncontrolling interest	-	(0.7)	-	(1.1)
Net income attributable to Oshkosh Corporation	$86.5	$37.3	$133.0	$76.2

Amounts available to Oshkosh Corporation common shareholders, net of tax:
Income from continuing operations	$85.9	$42.9	$132.2	$84.4
Income allocated to participating securities	(0.5)	(0.1)	(0.8)	(0.2)
Income available to Oshkosh Corporation common shareholders	$85.4	$42.8	$131.4	$84.2

Income (loss) from discontinued operations	$0.6	$(5.6)	$0.8	$(8.2)

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

OSHKOSH CORPORATION

EARNINGS (LOSS) PER SHARE

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012

Earnings (loss) per share attributable to Oshkosh
Corporation common shareholders-basic:
Continuing operations	$0.98	$0.47	$1.48	$0.92
Discontinued operations	0.01	(0.06)	0.01	(0.09)
	$0.99	$0.41	$1.49	$0.83

Earnings (loss) per share attributable to Oshkosh
Corporation common shareholders-diluted:
Continuing operations	$0.96	$0.47	$1.46	$0.92
Discontinued operations	0.01	(0.06)	0.01	(0.09)
	$0.97	$0.41	$1.47	$0.83

Basic weighted average shares outstanding	87,112,173	91,359,575	88,706,133	91,272,488
Effect of dilutive stock options and other equity-based compensation awards	1,454,176	583,987	1,315,578	557,472
Diluted weighted average shares outstanding	88,566,349	91,943,562	90,021,711	91,829,960

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$452.3	$540.7
Receivables, net	970.3	1,018.6
Inventories, net	1,060.7	937.5
Deferred income taxes	66.7	69.9
Prepaid income taxes	77.9	98.0
Other current assets	31.1	29.8
Total current assets	2,659.0	2,694.5
Investment in unconsolidated affiliates	20.1	18.8
Property, plant and equipment:
Property, plant and equipment	864.9	856.5
Accumulated depreciation	(507.7)	(486.6)
Property, plant and equipment, net	357.2	369.9
Goodwill	1,033.2	1,033.8
Purchased intangible assets, net	750.2	775.4
Other long-term assets	54.9	55.4
Total assets	$4,874.6	$4,947.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$32.5	$-
Accounts payable	659.5	683.3
Customer advances	529.1	510.4
Payroll-related obligations	109.2	130.1
Accrued warranty	96.9	95.0
Deferred revenue	28.0	113.0
Other current liabilities	159.4	172.7
Total current liabilities	1,614.6	1,704.5
Long-term debt, less current maturities	922.5	955.0
Deferred income taxes	115.3	129.6
Other long-term liabilities	334.5	305.2
Commitments and contingencies
Shareholders’ equity	1,887.7	1,853.5
Total liabilities and shareholders’ equity	$4,874.6	$4,947.8

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2013	2012
Operating activities:
Net income	$133.0	$77.3
Depreciation and amortization	63.3	64.3
Deferred income taxes	(13.8)	(11.8)
Other non-cash adjustments	4.1	4.4
Changes in operating assets and liabilities	(142.2)	(87.3)
Net cash provided by operating activities	44.4	46.9

Investing activities:
Additions to property, plant and equipment	(15.4)	(24.1)
Additions to equipment held for rental	(10.1)	(3.1)
Proceeds from sale of property, plant and equipment	0.1	6.1
Proceeds from sale of equipment held for rental	3.9	2.4
Other investing activities	(3.4)	(0.7)
Net cash used by investing activities	(24.9)	(19.4)

Financing activities:
Repayment of long-term debt	-	(72.5)
Repurchases of common stock	(125.1)	-
Proceeds from exercise of stock options	15.7	2.9
Other financing activities	0.8	(0.2)
Net cash used by financing activities	(108.6)	(69.8)

Effect of exchange rate changes on cash	0.7	2.2
Decrease in cash and cash equivalents	(88.4)	(40.1)
Cash and cash equivalents at beginning of period	540.7	428.5
Cash and cash equivalents at end of period	$452.3	$388.4

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Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended			Three Months Ended
	March 31, 2013			March 31, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$379.3	$-	$379.3	$388.3	$-	$388.3
Telehandlers	307.4	-	307.4	239.9	-	239.9
Other	130.7	-	130.7	131.2	1.0	132.2
Total access equipment	817.4	-	817.4	759.4	1.0	760.4

Defense	826.7	0.9	827.6	986.5	0.8	987.3

Fire & emergency	161.8	12.2	174.0	157.7	10.8	168.5

Commercial
Concrete placement	92.2	-	92.2	52.7	-	52.7
Refuse collection	61.3	-	61.3	79.7	-	79.7
Other	25.0	7.0	32.0	26.3	9.0	35.3
Total commercial	178.5	7.0	185.5	158.7	9.0	167.7
Intersegment eliminations	-	(20.1)	(20.1)	-	(21.6)	(21.6)
Consolidated sales	$1,984.4	$-	$1,984.4	$2,062.3	$-	$2,062.3

	Six Months Ended			Six Months Ended
	March 31, 2013			March 31, 2012
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$631.5	$-	$631.5	$633.6	$-	$633.6
Telehandlers	514.3	-	514.3	382.6	-	382.6
Other	252.8	0.1	252.9	248.3	123.6	371.9
Total access equipment	1,398.6	0.1	1,398.7	1,264.5	123.6	1,388.1

Defense	1,654.5	1.8	1,656.3	2,036.7	1.6	2,038.3

Fire & emergency	333.2	22.9	356.1	305.9	15.5	321.4

Commercial
Concrete placement	155.5	-	155.5	99.4	-	99.4
Refuse collection	142.1	-	142.1	175.0	-	175.0
Other	50.3	14.9	65.2	49.3	15.6	64.9
Total commercial	347.9	14.9	362.8	323.7	15.6	339.3
Intersegment eliminations	-	(39.7)	(39.7)	-	(156.3)	(156.3)
Consolidated sales	$3,734.2	$-	$3,734.2	$3,930.8	$-	$3,930.8

Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
Operating income (loss):
Access equipment	$95.0	$68.4	$143.9	$81.5
Defense	67.0	41.9	127.9	134.3
Fire & emergency	2.7	(3.0)	8.1	(9.3)
Commercial	7.6	3.9	15.6	10.8
Corporate	(37.9)	(27.0)	(80.6)	(54.1)
Intersegment eliminations	0.2	(0.1)	-	-
Consolidated	$134.6	$84.1	$214.9	$163.2

	March 31,
	2013	2012
Period-end backlog:
Access equipment	$778.7	$941.5
Defense	2,580.3	3,931.5
Fire & emergency	500.6	565.8
Commercial	170.8	137.3
Consolidated	$4,030.4	$5,576.1

Oshkosh Corporation Reports Results for Fiscal 2013 Second Quarter

April 30, 2013

Non-GAAP Financial Measures

The Company reports its financial results and estimates in accordance with generally accepted accounting principles (GAAP) in the United States of America. The Company is presenting various operating results and estimated earnings, both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results and estimates, excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results and estimates prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures:

	Six Months Ended
	March 31,
	2013	2012
Non-GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$141.8	$80.8
Tender offer and proxy contest costs, net of tax	(10.4)	(4.1)
Discrete tax benefits	-	7.5
GAAP income from continuing operations attributable to Oshkosh Corporation, net of tax	$131.4	$84.2

Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$1.57	$0.89
Tender offer and proxy contest costs, net of tax	(0.11)	(0.05)
Discrete tax benefits	-	0.08
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$1.46	$0.92

	Fiscal 2013
	Expectations
	Low	High
Non-GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$2.90	$3.15
Tender offer and proxy contest costs, net of tax	(0.11)	(0.11)
GAAP earnings per share attributable to Oshkosh Corporation from continuing operations-diluted	$2.79	$3.04

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